Exhibit 4.2

REGENCY CENTERS, L.P.

AND

REGENCY CENTERS CORPORATION

to

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

Trustee

Seventh Supplemental Indenture

Dated as of January 18, 2024

to

Indenture

Dated as of December 5, 2001

SEVENTH SUPPLEMENTAL INDENTURE, dated as of January 18, 2024 (the “Seventh Supplemental Indenture”), among REGENCY CENTERS, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein called the “Issuer”), having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, REGENCY CENTERS CORPORATION, a corporation duly organized and existing under the laws of the State of Florida, having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, as guarantor (the “Guarantor”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as successor to U.S. Bank National Association, as Trustee (herein called the “Trustee”).

RECITALS OF THE ISSUER

The Issuer, the Guarantor and the Trustee are parties to that certain Indenture dated as of December 5, 2001 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of June 5, 2007 (the “First Supplemental Indenture”), as supplemented by the Second Supplemental Indenture dated as of June 2, 2010 (the “Second Supplemental Indenture”), as supplemented by the Third Supplemental Indenture dated as of August 17, 2015 (the “Third Supplemental Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of January 26, 2017 (the “Fourth Supplemental Indenture”), as supplemented by the Fifth Supplemental Indenture dated as of March 6, 2019 (the “Fifth Supplemental Indenture”), and as supplemented by the Sixth Supplemental Indenture dated as of May 13, 2020 (the “Sixth Supplemental Indenture” and together with the Fifth Supplemental Indenture, the Fourth Supplemental Indenture, the Third Supplemental Indenture, the Second Supplemental Indenture, the First Supplemental Indenture and the Base Indenture, the “Indenture”), providing for the issuance from time to time of Securities.

Section 9.1(e) of the Indenture provides that, without the consent of any Holders, the Issuer and the Trustee may enter into a supplemental indenture to change any of the provisions of the Indenture with regard to Securities issued on or after the date of such change.

All the conditions and requirements necessary to make this Seventh Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of all series of Securities created on or after the date of this Seventh Supplemental Indenture (the “Affected Securities”), it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities or of series thereof, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1. Relation to Indenture. This Seventh Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2. Definitions. For all purposes of this Seventh Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Seventh Supplemental Indenture.

(b) The following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

“Affected Securities” has the meaning specified in the recitals hereof.

“Fifth Supplemental Indenture” has the meaning specified in the recitals hereof.

“First Supplemental Indenture” has the meaning specified in the recitals hereof.

“Fourth Supplemental Indenture” has the meaning specified in the recitals hereof.

“Indenture” has the meaning specified in the recitals hereof.

“Second Supplemental Indenture” has the meaning specified in the recitals hereof.

“Seventh Supplemental Indenture” has the meaning specified in the recitals hereof.

“Sixth Supplemental Indenture” has the meaning specified in the recitals hereof.

“Third Supplemental Indenture” has the meaning specified in the recitals hereof.

ARTICLE II

AMENDMENTS

Section 2.1. Definition of Treasury Rate. The following definition of “Treasury Rate” is hereby added to Section 1.1 of the Indenture with respect to the Affected Securities:

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the notice of Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the notice of Redemption Date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such notice of Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Section 2.2. Right of Redemption. Section 11.1 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

Prior to the Par Call Date, the Issuer may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the basis points established by Board Resolution (or, in the absence of such a Board Resolution, 25 (twenty five) basis points) less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Securities to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Issuer may redeem the Securities, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

Section 2.3. Notice of Redemption. The first paragraph of Section 11.5 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

Notice of redemption shall be given electronically or by first-class mail, postage prepaid, and shall be electronically delivered or physically mailed not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at its address appearing in the Security Register.

Section 2.4. Form of Security. All references in Section 2.3 of the Indenture to “15 days” and “15 days’” are hereby replaced with “10 days” and “10 days’”, respectively, solely with respect to the Affected Securities.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1. Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.2. Governing Law. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.3. Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

REGENCY CENTERS, L.P.

By:	REGENCY CENTERS CORPORATION
Its General Partner

By:	/s/ Lisa Palmer
Name: Lisa Palmer
Title: President and Chief Executive Officer

REGENCY CENTERS CORPORATION

By:	/s/ Lisa Palmer
Name: Lisa Palmer
Title: President and Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sheryl Lear
Name: Sheryl Lear
Title: Vice President